SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2014 (August 12, 2014)

Anchor BanCorp Wisconsin Inc.

(Exact Name of Registrant as Specified in its Charter)

Wisconsin	001-34955	39-1726871
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 West Main Street, Madison, Wisconsin		57303
(Address of Principal Executive Office)		(Zip Code)

608-252-8700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Adoption of Omnibus Incentive Plan

On August 12, 2014, the Board of Directors (the “Board”) of Anchor BanCorp Wisconsin Inc. (“Anchor” or the “Company”) approved the adoption of the Anchor BanCorp Wisconsin Inc. 2014 Omnibus Incentive Plan (the “Plan”). The following is a summary of the Plan and is qualified in its entirety by the full text of the Plan, a copy of which is attached hereto as Exhibit 99.1 and incorporated into this Item 5.02 by reference.

The compensation committee of the board of directors of the Company will generally administer the Plan and has the authority to grant awards under the Plan, including setting the terms of the awards. Incentives under the Plan may be granted in any one or a combination of the following forms: incentive stock options under Section 422 of the Internal Revenue Code, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, cash-based performance awards and other stock-based awards. No incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) will be granted under the Plan unless and until the Plan is approved by the Company’s stockholders at the Company’s annual meeting, which is expected to be held on August 27, 2014.

A total of 600,000 shares of the Company’s common stock are authorized to be issued under the Plan. Officers, directors and other employees of the Company and the Company’s consultants and advisors will be eligible to receive incentives under the Plan when designated by the compensation committee as Plan participants.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Anchor BanCorp Wisconsin Inc. 2014 Omnibus Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Anchor BanCorp Wisconsin Inc.

Date: August 14, 2014	By:	/s/ Mark D. Timmerman
Executive Vice President, Secretary and General Counsel